Exhibit 99.1

COST PLUS, INC. REPORTS FIRST QUARTER 2007 RESULTS AND PROVIDES FINANCIAL GUIDANCE

Oakland, CA – May 24, 2007 — Cost Plus, Inc. (NASDAQ: CPWM) today announced preliminary financial results for its first quarter ended May 5, 2007 and provided financial guidance for the second quarter and for the full fiscal year 2007.

First Quarter Results

Net loss for the first quarter of fiscal 2007 was $12.0 million, or $0.54 per diluted share, compared to a net loss of $3.5 million, or $0.16 per diluted share, for the same period last year.

Total revenue for the first quarter of fiscal 2007 was $207.9 million, a 2.4% decrease from $213.0 million for the first quarter ended April 29, 2006. Same store sales for the quarter decreased 8.1% compared to a 4.3% decrease last year.

“During the first quarter of 2007 we continued to press forward on our comprehensive turnaround initiatives in order to reposition the business for long-term growth and profitability”, commented Barry Feld, President and CEO. “We are reintroducing our customer base to an improved and differentiated in-store experience. Our product offering is being refined to provide an ever-changing quality assortment of unique, affordable and authentic merchandise from around the world. “

The Company has not fully completed its analysis related to the adoption of FIN 48, Accounting for Uncertainty in Income Taxes, but does not expect the results of this analysis to change first quarter net loss results. Accordingly, this press release only includes certain key balance sheet items that will not be affected by the adoption of FIN 48.

The Company opened six new stores and closed one during the first quarter and ended the quarter with 292 stores in 34 states versus 272 stores in 34 states at the end of the first quarter of fiscal 2006.

Financial Guidance

For the second quarter of fiscal 2007, the Company is projecting a net loss in the range of $13 million to $15 million, or $0.59 to $0.69 per diluted share. The Company expects total second quarter fiscal 2007 revenue in the range of $218 million to $223 million, based on a same store sales decrease in the range of 4% to 6% and the opening of 4 net new stores, compared to 2 net new stores in the same period last year. Gross profit margin is expected to increase year over year due to improvement in merchandise margin.

For fiscal 2007, the Company is projecting a net loss in the range of $13 million to $19 million, or $0.58 to $0.87 per diluted share. The Company expects total fiscal 2007 revenue in the range of $1.04 billion to $1.06 billion, based on a same store sales decrease of 2% to 4% and the opening of 12 net new stores, compared to opening 20 net new stores in the same period last year. Gross profit margin is expected to show improvement year over year due to higher merchandise margins. SG&A expense is expected to remain approximately flat to last year as a percentage of sales.

The Company’s first quarter earnings conference call will be today, May 24, 2007, at 1:30 p.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The phone number for the call is (866) 770-7051, Access Code: 53635914. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (888) 286-8010, Access Code: 59314804, from 6:30 p.m. PT Thursday, May 24, 2007 to 6:30 p.m. PT on Thursday, June 7, 2007. Investors may also access the live call or the replay over the internet at www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of May 24, 2007, the Company operated 294 stores in 34 states.

The above statements relating to anticipated fiscal 2007 second quarter and full year results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; changes in accounting rules and regulations; and accounting adjustments identified in closing the Company’s books. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Tom Willardson

Cost Plus, Inc.

(510) 808-9119

FINANCIAL TABLES FOLLOWING

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	First Quarter
	May 5, 2007		April 29, 2006
			(As Restated)
Net sales	$207,947	100.0%	$212,964	100.0%
Cost of sales and occupancy	149,970	72.1	147,582	69.3
Gross profit	57,977	27.9	65,382	30.7

Selling, general and administrative expenses	73,690	35.4	68,708	32.3
Store preopening expenses	1,088	0.5	1,525	0.7

Loss from operations	(16,801)	(8.1)	(4,851)	(2.3)
Net interest expense	1,923	0.9	1,061	0.5

Loss before income taxes	(18,724)	(9.0)	(5,912)	(2.8)
Income tax benefit	(6,746)	(3.2)	(2,375)	(1.1)

Net loss	$(11,978)	(5.8)%	$(3,537)	(1.7)%

Net loss per share—diluted	$(0.54)		$(0.16)

Weighted average shares outstanding- diluted	22,086		22,062

New stores opened	6		7

COST PLUS, INC.

BALANCE SHEET DATA (AT PERIOD END)

(In thousands, unaudited)

	May 5, 2007	April 29, 2006
		(As Restated)
Cash and cash equivalents	$3,304	$15,330
Merchandise inventories	260,302	237,241
Accounts payable	53,074	38,945
Revolving line of credit	15,100	—
Current portion of long-term debt	510	3,575
Long-term debt	116,064	62,144

Contact:

Tom Willardson

(510) 808-9119

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